Exhibit 99.1

Press Release		[LOGO]

Contact:	Trey Whichard (713) 462-4239	5500 N.W. Central Dr. Houston, Texas, 77092

Release:	Immediately

BJ SERVICES REPORTS FOURTH QUARTER EARNINGS UP 76%

Houston, Texas. November 4, 2003. BJ Services Company (BJS-NYSE, CBOE, PCX) reported $0.37 earnings per diluted share for its fiscal quarter ended September 30, 2003, up 76% from prior year’s earnings of $0.21 per diluted share.

	Financial Results (in millions, except per share amounts)
	3 Months Ended
	9/30/03	6/30/03	9/30/02
Revenue	$588.6	$546.6	$473.7
Net Income	$60.4	$49.5	$32.9
Diluted Earnings	$0.37	$0.31	$0.21
Per Share

Sequentially, consolidated revenue increased 8%, with U.S./Mexico Pressure Pumping Services up 1%, International Pressure Pumping Services up 22%, and Other Oilfield Services remaining flat. Compared to prior year’s fourth quarter, consolidated revenue increased 24%, with U.S./Mexico Pressure Pumping Services revenue increasing 28%, International Pressure Pumping Services increasing 23%, and Other Oilfield Services up 16%.

Operating income margins improved to 15.5% from 13.9% reported in the third fiscal quarter due primarily to increased margins from Canadian operations. Compared to prior year’s fourth quarter, operating income margins improved to 15.5% from 11.1% due to solid incremental margins on U.S./Mexico and Canada activity gains.

Capital spending was $45.8 million for the quarter and $167.2 million for the fiscal year. Cash and cash equivalents as of September 30, 2003 was $277.7 million. Debt (net of cash and cash equivalents) to total capitalization was 11.9% at the end of September, down from 16.0% at the end of June.

U.S./Mexico Pressure Pumping Revenue

The Company’s U.S./Mexico pressure pumping revenue increased 1% sequentially. While the average U.S. drilling rig count during the quarter increased 6% to 1,088 rigs, several key customers were less active and unfavorable weather conditions in Mexico disrupted activity for part of the quarter.

Compared to the fourth quarter of the prior year, revenue increased 28% corresponding to a 28% increase in rig activity. During the 2003 fourth quarter, 86% of the rigs were drilling for natural gas, a slight increase from prior year.

International Pressure Pumping Revenue

Canadian revenue increased 127% sequentially on the strength of an 89% increase in rig activity. In addition, the Company’s Canadian operations implemented a 5% price book increase on July 1, 2003. International revenue excluding Canada decreased 2% sequentially primarily due to activity declines in Saudi Arabia, Argentina and Colombia, which were partially offset by increases in Venezuela, Kazakhstan, and Abu Dhabi.

Compared to the fourth quarter of the prior year, Canadian revenue increased 97% on the strength of a 53% increase in rig activity and favorable weather conditions. International revenue excluding Canada increased 3% year-over-year led by improved activity for our North Sea Vessel, Abu Dhabi and Malaysia.

Other Oilfield Services

Revenue from the Company’s Other Oilfield Services (completion fluids, completion tools, process and pipeline services, tubular services and production chemicals) remained flat from the prior quarter. Compared to the fourth quarter of the prior year, revenue for these services increased 16% due to increases in the completion tools and completion fluids service lines of 28% and 21%, respectively. Process and Pipeline Services and Tubular Services also contributed favorably year-over-year with revenue increases of 20% and 12%, respectively.

Year in Review

Fiscal year 2003 revenue of $2.14 billion was up 15% from revenue of $1.86 billion reported in the fiscal year ended September 30, 2002. Earnings per diluted share for the fiscal year ended September 30, 2003 were $1.17 compared to prior year earnings of $1.04 per diluted share. Each of the Company’s pumping services regions experienced year-over-year revenue improvement, with the U.S./Mexico increasing 9%, Canada up 29% and International outside North America up 7%. Other Oilfield Services revenue was up 41% as a result of a full year of reported revenue from the completion tools and completion fluids product lines acquired from OSCA in May of 2002.

CEO Stewart Comments

Chairman and CEO Bill Stewart commented, “BJ ended its fiscal year with strong sequential and year over year revenue and earnings growth. Our fourth fiscal quarter earnings were driven by strong Canadian activity and solid contribution from our US/Mexico, Asia Pacific and Completion Services operations.

“Near term, we don’t foresee much change in worldwide market activity. Rig activity in the U.S. is expected to remain at current levels during the first quarter of fiscal year 2004. The Canadian market has entered its winter transition period and we expect that activity there will be sequentially lower during the December quarter compared to the fourth quarter of fiscal 2003. Accordingly, we believe earnings will be in the $.36 to $.39 range for our first fiscal quarter of 2004. For fiscal year 2004, we have budgeted for a market environment consistent with current activity levels in our major markets. Should this prove accurate, we expect our revenue to be up 5-10% and earnings to be in the range of $1.52 – $1.64, an improvement of 30-40% versus our fiscal year 2003 results.”

Non-GAAP Financial Measures

A non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position or cash flows that 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet, or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

The Company anticipates utilizing non-GAAP financial measures in today’s earnings release conference call. The most common non-GAAP financial measures used by the Company include EBITDA, EBITDA margin, free cash flow, net debt, and net interest expense. The reconciliations to the most comparable GAAP measure and required disclosures are posted on the Investor’s section of our website at www.bjservices.com. Any unexpected disclosures of non-GAAP financial measures discussed on the call will be posted on our website as soon as possible after the disclosure.

Conference Call

The Company has scheduled a conference call today to discuss the results of today’s earnings announcement. The call will begin at 9:00 a.m. Central Time. To participate in the conference call, please phone 719/457-2600, ten minutes prior to the start time and give the conference code number 639328. If you are unable to participate, the conference call will be available for playback three hours after its conclusion. The playback number is 719/457-0820 and the replay entry code is 639328. Playback will be available for three days.

The conference call will also be available via real-time webcast at www.bjservices.com. Playback of the webcast will be available for twelve months following the conference call.

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	9/30/03	9/30/02	9/30/03	9/30/02
	(In thousands except per share data)
Revenue	$588,597	$473,701	$2,142,877	$1,865,796
Operating Expenses:
Cost of sales and services	450,634	376,515	1,664,608	1,435,540
Research and engineering	10,525	9,438	40,810	36,475
Marketing	19,215	17,147	73,665	64,095
General and administrative	17,373	17,483	70,329	66,627
(Gain) loss on long-lived assets	(431)	467	167	169

Total operating expenses	497,316	421,050	1,849,579	1,602,906

Operating income	91,281	52,651	293,298	262,890
Interest expense	4,484	3,974	16,208	8,979
Interest income	1,096	284	2,401	2,008
Other expense, net	(194)	(212)	(3,819)	(3,225)

Income before income taxes	87,699	48,749	275,672	252,694
Income taxes	27,344	15,838	87,495	86,199

Net income	$60,355	$32,911	$188,177	$166,495

Earnings Per Share:
Basic	$0.38	$0.21	$1.19	$1.06
Diluted	$0.37	$0.21	$1.17	$1.04
Average Shares Outstanding:
Basic	158,287	156,756	157,943	156,981
Diluted	161,578	160,156	161,257	160,736
Supplemental Data:
Depreciation and amortization	30,327	28,327	120,213	104,915
Capital expenditures	45,801	46,104	167,183	179,007
U.S./Mexico Pressure Pumping Revenue	270,267	210,917	982,630	898,691
International Pressure Pumping Revenue	222,775	180,672	801,746	712,612
Other Oilfield Services Revenue	95,555	82,112	358,501	254,493
Debt	499,642	492,840

This press release contains forward-looking statements that anticipate future performance such as the Company’s prospects, expected revenues, and expenses and profits. These forward-looking statements are based on assumptions that may prove to be inaccurate, and they are subject to risks and uncertainties that may cause actual results to differ materially from expected results. These risk factors include, without limitation, general global business and economic conditions, drilling activity and rig count, pricing volatility for oil and gas, reduction in demand for our services and products, risks from operating hazards such as fire, explosion and oil spills, unexpected litigation for which insurance and customer agreements do not provide complete protection, changes in exchange rates and declines in the U.S. dollar, and risks associated with our international operations, including potential instability and hostilities. This list of risk factors is not intended to be comprehensive. More extensive information concerning risk factors may be found in our public filings with the Securities and Exchange Commission.

BJ Services Company is a leading provider of pressure pumping and other oilfield services to the petroleum industry.

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(NOT INTENDED FOR DISTRIBUTION TO BENEFICIAL OWNERS)